                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12

                      Total Entertainment Restaurant Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                            9300 EAST CENTRAL AVENUE
                                   SUITE 100
                             WICHITA, KANSAS 67206

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 2003

                            ------------------------

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the "Meeting") of TOTAL ENTERTAINMENT RESTAURANT CORP., a Delaware corporation (the "Company"), will be held at Fox and Hound Smokehouse & Tavern, 12802 Gulf Freeway, Houston, Texas 77034, on May 14, 2003 at 11:00 a.m. local time, for the following purposes:

     1. To elect three (3) members of the Board of Directors to serve until the 2006 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

     2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 30, 2003;

     3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 1, 2003 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                            By Order of the Board of Directors

                                            /s/ James K. Zielke

                                            JAMES K. ZIELKE
                                            SECRETARY

Dated: April 15, 2003


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                            9300 EAST CENTRAL AVENUE
                                   SUITE 100
                             WICHITA, KANSAS 67206

                            ------------------------

                                 PROXY STATEMENT
                                       FOR
                       2003 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 2003

                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders by the Board of Directors of Total Entertainment Restaurant Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 2003 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at Fox and Hound Smokehouse & Tavern, 12802 Gulf Freeway, Houston, Texas 77034 on May 14, 2003 at 11:00 a.m. local time, or at any adjournments thereof.

     The principal executive offices of the Company are located 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is April 15, 2003.

                        RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on April 1, 2003, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the Record Date, there were outstanding 9,816,323 shares of the Company's common stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                        ATTENDANCE AT THE ANNUAL MEETING

     For admission to the Annual Meeting, stockholders who own shares of Common Stock in their own names should come to the stockholders check-in table, where their ownership will be verified. Those who have beneficial ownership of Common Stock that is held of record by a bank or broker (often referred to as "holding in street name") should also come to the stockholders check-in table; they must bring account statements or letters from their banks or brokers indicating that they owned the Company's Common Stock as of the Record Date.

                                VOTING OF PROXIES

     Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 30, 2003, and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such

Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

     The following table sets forth information concerning ownership of the Company's Common Stock, as of April 1, 2003 by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, nominee for director, each executive officer as defined in Item 402(a)(3) of Regulation S-K ("Item 402(a)(3)") and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for five percent stockholders, directors and executive officers of the Company is 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206.

                         NAME AND ADDRESS                                        SHARES            PERCENTAGE
                        OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED      OF CLASS
                        -------------------                                 ------------------      --------
Dennis L. Thompson (1). . . . . . . . . . . . . . . . . . . . . . . . . .         622,112               6.1

Stephen P. Hartnett (2) . . . . . . . . . . . . . . . . . . . . . . . . .         437,507               4.3

Steven M. Johnson (3) . . . . . . . . . . . . . . . . . . . . . . . . . .         232,909               2.3

Gary M. Judd (4). . . . . . . . . . . . . . . . . . . . . . . . . . . . .         262,124               2.6

James K. Zielke (5) . . . . . . . . . . . . . . . . . . . . . . . . . . .         169,873               1.7

Thomas A. Hager (6) . . . . . . . . . . . . . . . . . . . . . . . . . . .         771,917               7.6

C. Wells Hall, III (7). . . . . . . . . . . . . . . . . . . . . . . . . .          81,267                 *

E. Gene Street (8). . . . . . . . . . . . . . . . . . . . . . . . . . . .          35,667                 *

John D. Harkey, Jr. (9) . . . . . . . . . . . . . . . . . . . . . . . . .          47,467                 *

Kenneth C. Syvarth (10) . . . . . . . . . . . . . . . . . . . . . . . . .          34,267                 *

Jamie B. Coulter. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,536,667              15.1
  P.O. Box 36048
  Dallas, Texas 75235

RS Investment Management Co., LLC . . . . . . . . . . . . . . . . . . . .         637,500               6.3
  388 Market St., Suite 200
  San Francisco, CA 94111

Organized Capital II, Ltd. (2). . . . . . . . . . . . . . . . . . . . . .         349,400               3.4
  4504 Winewood Court
  Colleyville, Texas 76034

Cracken, Harkey, Street & Co., L.L.C. (8,9) . . . . . . . . . . . . . . .          37,500                 *
  12200 Stemmons Freeway, Suite 100
  Dallas, TX 75234

All directors and executive officers as a group (10 persons) (11) . . . .       3,044,510              29.9

-----------------------
(1) Includes (a) presently exercisable options to purchase 4,667 shares of Common Stock, (b) 242,795 shares held by Mr. Thompson's wife, Sharon K. Thompson, of which Mr. Thompson disclaims beneficial ownership, and (c) 80,000 shares held by the Thompson Family Associates, LLC, of which Mr. Thompson is the managing member, and as to which shares Mr. Thompson disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Excludes 40,000 shares held by Mr. Thompson's adult children to which Mr. Thompson disclaims beneficial ownership.

(2) Includes presently exercisable options to purchase 3,667 shares of Common Stock. Excludes 349,400 shares held by Organized Capital II, Ltd. Mr. Hartnett is a trading advisor to this entity and is the sole stockholder of its corporate general partner. Mr. Hartnett holds 3.7137% and Mr. Hartnett's wife, Sandra Hartnett, holds 25.5792% of the partnership interests of such company.

(3) Includes (a) presently exercisable options to purchase 73,559 shares of Common Stock and (b) 5,250 shares held by Mr. Johnson as custodian for the benefit of his three minor children.

(4) Includes presently exercisable options to purchase 142,124 shares of Common Stock.

(5) Includes presently exercisable options to purchase 109,823 shares of Common Stock and includes 43,800 shares held by Mr. Zielke's wife, Patti J. Zielke, of which Mr. Zielke disclaims any beneficial ownership.

(6) Includes (a) presently exercisable options to purchase 1,667 shares of Common Stock, (b) 72,000 shares held by Mr. Hager as custodian for the benefit of his two children and (c) 326,600 shares of Common Stock held by Mr. Hager's wife, of which Mr. Hager disclaims beneficial ownership.

(7) Includes presently exercisable options to purchase 16,667 shares of Common Stock.

(8) Includes presently exercisable options to purchase 3,667 shares of Common Stock. Excludes 37,500 shares held by Cracken, Harkey, Street & Co., L.L.C. of which Mr. Street is a trading advisor and owns a 33.33% interest in the units of such company.

(9) Includes presently exercisable options to purchase 3,667 shares of Common Stock. Excludes 37,500 shares held by Cracken, Harkey, Street & Co., L.L.C. of which Mr. Harkey is a trading advisor and owns a 33.33% interest in the units of such company.

(10) Includes presently exercisable options to purchase 14,167 shares of Common Stock.

(11) Includes the shares deemed to be beneficially owned by the directors and executive officers of the Company (see footnotes (1) through (10) to this table).

                       PROPOSAL I -- ELECTION OF DIRECTORS

     Article Fifth, Paragraph A of the Certificate of Incorporation of the Company, and Article Two, Section 2.2 of its By-Laws provide for the organization of the Board of Directors into three classes. The number of Directors is established by the By-Laws pursuant to Board authorization. Currently, the By-Laws, as amended, provide for nine (9) Directors. All nominees for Director are currently directors of the Company. James K. Zielke, C. Wells Hall III and E. Gene Street. were all appointed to the Board of Directors in 2000. All Directors are chosen for a full three-year term to succeed those whose terms expire. It is therefore proposed that three (3) Directors be elected to serve until the Annual Meeting of Stockholders to be held in 2006 and until their successors are elected and shall have qualified.

     Unless otherwise specified, all Proxies received will be voted in favor of the election of James K. Zielke, C. Wells Hall III and E. Gene Street, the three
(3) nominees. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of Directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing Directors. The terms of the nominees expire at the Meeting and when their successors are duly elected and shall have qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a Director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

     The following table sets forth the ages and terms of office of the Directors of the Company:

                                                              TERM OF OFFICE
               NAME                                   AGE   AS DIRECTOR EXPIRES
               ----                                   ---   -------------------

     Dennis L. Thompson . . . . . . . . . . . . .     59            2004
     Stephen P. Hartnett. . . . . . . . . . . . .     54            2004
     Steven M. Johnson. . . . . . . . . . . . . .     43            2005
     Gary M. Judd . . . . . . . . . . . . . . . .     43            2005
     James K. Zielke. . . . . . . . . . . . . . .     38            2003
     Thomas A. Hager. . . . . . . . . . . . . . .     54            2004
     C. Wells Hall, III . . . . . . . . . . . . .     58            2003
     E. Gene Street . . . . . . . . . . . . . . .     62            2003
     John D. Harkey, Jr . . . . . . . . . . . . .     42            2005

     DENNIS L. THOMPSON has served as Co-Chairman of the Board since January 1999 and has been a Director of the Company since February 1997 and from 1989 to 1997 was an investor with Bailey Sports Grille, Inc., of which he was co-founder. Mr. Thompson served as senior vice president of real estate of Lone Star Steakhouse & Saloon, Inc. from 1992 to 1997 and as a director from 1992 to 1998. Mr. Thompson, co-founder of Lone Star Steakhouse & Saloon, was also an executive officer and a director of various subsidiaries of Lone Star Steakhouse & Saloon from 1989 to 1997. From 1985 to August 1995, he was an executive officer, director and stockholder of Creative Culinary Concepts, Inc., a company that owned and operated Lone Star Steakhouse and Saloon restaurants and certain other restaurants.

     STEPHEN P. HARTNETT has served as Co-Chairman of the Board and as a Director since January 1999. Mr. Hartnett was the founder of the Fox and Hound English Pub & Grille in 1994 and served in various executive capacities until the sale of 75% of its ownership interests to a subsidiary of the Company in December 1996. Mr. Hartnett has also served as vice chairman of Consolidated Restaurant Companies, Inc. and as a principal in Cracken, Harkey, Street & Hartnett, LLC, since September 1998, and as chairman, president and chief executive officer of Energy Alchemy, Inc. and The Hartnett Group, Ltd., and majority shareholder of Summers Investments, Inc. since 1982.

     STEVEN M. JOHNSON has served as Chief Executive Officer since January 1999 and as a Director since October 1998. From March 1992 until December 1998, Mr. Johnson was chief operating officer for Coulter Enterprises, Inc., a Pizza Hut franchisee, with primary responsibility for the operations of 100 Pizza Hut restaurants. From May 1985 until June 1991, Mr. Johnson was controller for Fugate Enterprises, Inc., a Pizza Hut, Taco Bell and Blockbuster Video franchisee. Prior to his employment at Fugate Enterprises, Inc., Mr. Johnson was employed by Ernst & Young LLP. Mr. Johnson is also a C.P.A.

     GARY M. JUDD has served as President and Director since June 1997 and served as Chief Executive Officer and Chief Operating Officer from June 1997 until January 1999. Mr. Judd served as vice president of special projects with Coulter Enterprises, Inc. from October 1993 to May 1997. From March 1989 to September 1993, Mr. Judd was employed by Western Sizzlin, Inc. in various capacities, most recently as director of franchise operations. From March 1984 to February 1989, Mr. Judd served as a director of operations with Coulter Enterprises, Inc.

     JAMES K. ZIELKE has served as Chief Financial Officer and Secretary since April 1997 and as a Director since January 1999. From January 1997 until April 1997, Mr. Zielke was the senior director-tax for PepsiCo Restaurant Services Group, Inc. Mr. Zielke was employed by Pizza Hut, Inc. from March 1993 until January 1997, most recently as director-tax from March 1995 until January 1997. Prior to his employment by Pizza Hut, Inc., Mr. Zielke was employed by Ernst & Young LLP from June 1986 until March 1993. Mr. Zielke is also a C.P.A.

     THOMAS A. HAGER has been a Director of the Company since July 1997. Mr. Hager was a co-founder of Bailey's Sports Grille, Inc. and served as its president from inception in November 1989 until February 1997. Prior to founding Bailey's Sports Grille, Inc., Mr. Hager owned and operated a restaurant in Charlotte, North Carolina. Mr. Hager is also the founder of Thomas Advertising, Inc., a national billboard advertising agency where he has served as president since its inception in 1983.

     C. WELLS HALL, III has been a Director of the Company since January 1999. Since June 2000 Mr. Hall has been a corporate tax partner with the law firm of Mayer, Brown, Rowe & Maw. From October 1984 to June 2000 Mr. Hall was a corporate tax partner with Moore & Van Allen.

     E. GENE STREET has been a Director of the Company since January 1999. Since 1998, Mr. Street has served as vice chairman of Consolidated Restaurant Companies, Inc., and as chairman of Consolidated Restaurant Operations, Inc., and as a principal in Cracken, Harkey, Street & Hartnett, LLC. Mr. Street was the founder of Black Eyed Pea and served as president and chief executive officer of Prufrock Restaurants, Inc., the company which owned and operated Black Eyed Pea restaurants. Mr. Street was also the founder of Good Eats restaurants and served as chairman and chief executive officer of Good Eats Holding Company, Inc. from 1986 until its sale to Consolidated Restaurant Companies, Inc. in 1998.

     JOHN D. HARKEY, JR. has been a Director of the Company since January 1999. Since 1998, Mr. Harkey has served as chief executive officer and chairman of Consolidated Restaurant Companies, Inc., and as chief executive officer and vice chairman of Consolidated Restaurant Operations, Inc., and has been a principal in Cracken, Harkey, Street & Hartnett since 1997. Since 1992, Mr. Harkey has also been a partner with the law firm Cracken & Harkey, LLP. Mr. Harkey was founder and managing director of Capstone Capital Corporation and Capstone Partners, Inc. from 1989 until 1992.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

DIRECTORS AND COMMITTEE MEETINGS

     For the fiscal year ended December 31, 2002, there were ten meetings of the Board of Directors. From time to time, the Board of Directors and its committees take action by unanimous written consent pursuant to the laws of the State of Delaware. The Board of Directors does not have a standing nominating committee.

     The Board of Directors has created an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee is composed solely of independent Directors and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is also composed solely of independent Directors, recommends to the Board of Directors compensation for the Company's key employees. The Stock Option Committee also consists solely of independent Directors and administers the Company's 1997 Incentive and Non-Qualified Stock Option Plan (the "Plan") and awards stock options thereunder. The members of the Audit Committee are Messrs. Harkey, Hager and Hall. The members of the Compensation Committee are Messrs. Thompson, Hartnett and Hall. The members of the Stock Option Committee are Messrs. Thompson, Hartnett and Hager. During 2002, there were two meetings of the Compensation Committee, and two meetings of the Stock Option Committee. The Audit Committee did not meet in 2002.

OTHER EXECUTIVE OFFICERS

     Kenneth C. Syvarth, 42, has served as as Chief Operating Officer of the Company since May 2002. He served as Vice President of Operations of the Company from July 2000 to May 2002. Prior to joining the Company, Mr. Syvarth was Managing Operating Partner for Restaurant Management Company, a Pizza Hut franchisee, from October 1998 to May 2000. Prior to his employment with Restaurant Management Company, Mr. Syvarth was employed as Regional Manager for Lone Star Steakhouse & Saloon, Inc. from June 1997 to October 1998. From September 1986 to June 1997, Mr. Syvarth was employed by Coulter Enterprises, Inc., a Pizza Hut franchisee, in various capacities, most recently as Vice President of Operations.

                             AUDIT COMMITTEE REPORT

     The Audit Committee (the "Committee") is currently composed of three directors, C. Wells Hall, III, Thomas A. Hager, and John D. Harkey, Jr., all of whom are independent under the rules of the NASDAQ. The Committee operates under a written charter adopted by the Board of Directors. The Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States.

     The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

     The Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2002 (the "Audited Financial Statements"), and management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Based upon such review and discussion, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                                            The Audit Committee
                                            John D. Harkey, Jr.
                                            C. Wells Hall, III
                                            Thomas A. Hager

                            INDEPENDENT AUDITOR FEES

     The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2002 by the Company's independent auditors, KPMG LLP:

            Audit fees                                $215,000
            Audit related fees (1)                    $  8,000
            Audit and audit-related fees              $223,000
            Tax fees                                  $     --
            All other fees                            $     --
            Total fees                                $223,000

(1) Audit related fees consist of fees for audit of financial statements of an employee benefit plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors and executive officers of the Company to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company's equity securities. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the directors and executive officers of the Company complied with all filing requirements during the fiscal year ended December 31, 2002.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to all executive officers (the "Named Executive Officers") with respect to the fiscal year ended December 31, 2002.

                                        SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                  -----------------------------   ---------------------------------------------
                                                                                  NUMBER OF
                                                                                  SECURITIES
                                                                  OTHER ANNUAL    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS($)   COMPENSATION    OPTIONS(#)   COMPENSATION (1)
---------------------------       ----    --------     --------   ------------   ------------  ----------------
Steven M. Johnson. . . . . .      2002    $243,361     $49,350         --            20,796          --
Chief Executive Officer           2001    $226,923     $10,000         --            80,000          --
                                  2000    $191,923     $20,000         --                --          --

Gary M. Judd . . . . . . . .      2002    $191,582     $38,850         --            16,372          --
President                         2001    $180,385     $10,000         --            50,000          --
                                  2000    $161,538     $15,000         --                --          --

James K. Zielke. . . . . . .      2002    $227,827     $46,200         --            19,469          --
Chief Financial Officer           2001    $214,231     $10,000         --            70,000          --
Secretary and Treasurer           2000    $184,615     $20,000         --                --          --

Kenneth C. Syvarth . . . . .      2002    $147,346     $30,000         --            20,000          --
Chief Operating Officer           2001    $132,000     $15,000         --                --          --
                                  2000    $ 79,327     $ 7,500         --            15,000          --

------------------
(1) Perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding stock option grants made to the Named Executive Officers under the Plan for services performed during the fiscal year ended December 31, 2002.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                         RATES OF STOCK PRICE
                                                                                            APPRECIATION
                                                                                           FOR OPTION TERM
                                              INDIVIDUAL GRANTS                                (1)(2)
                              ------------------------------------------------------   -------------------------
                                 NUMBER      % OF TOTAL
                              OF SECURITIES    OPTIONS       EXERCISE
                               UNDERLYING     GRANTED TO     OR BASE
                              OPTIONS (#OF   EMPLOYEES IN      PRICE     EXPIRATION
NAME                             SHARES)     FISCAL YEAR      ($/SH)         DATE        5% ($)        10% ($)
----                          -------------  -------------   ---------   -----------   ----------    -----------
Steven M. Johnson. . . . . .     20,796          7.3%         $11.30      4/30/2012     $147,787      $374,521
Gary M. Judd . . . . . . . .     16,372          5.8%         $11.30      4/30/2012     $116,348      $294,848
James K. Zielke. . . . . . .     19,469          6.9%         $11.30      4/30/2012     $138,357      $350,623
Kenneth C. Syvarth . . . . .     20,000          7.0%         $ 7.62       4/2/2012     $ 95,844      $242,886

-------------
(1)  The options indicated vest ratably over a three-year period.

(2) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend on the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

OPTION EXERCISE TABLE

     No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 2002. The following table sets forth certain information concerning unexercised options held as of December 31, 2002 by the executive officers under the Plan.

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                          FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                             UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                         OPTIONS AT DECEMBER 25, 2001        DECEMBER 25, 2001 ($) (1)
                                         ----------------------------       ---------------------------
NAME                                     EXERCISABLE    UNEXERCISABLE       EXERCISABLE   UNEXERCISABLE
----                                     -----------    -------------       -----------   -------------
Steven M. Johnson . . . . . . . . . .       66,667         74,129             $335,702       $294,398
Gary M. Judd. . . . . . . . . . . . .      136,667         49,705             $185,002       $183,998
James K. Zielke . . . . . . . . . . .      103,333         66,136             $268,298       $257,602
Kenneth C. Syvarth. . . . . . . . . .        3,750        3 1,250             $ 23,531       $ 86,194

DIRECTORS COMPENSATION

     Directors who are not employees of the Company ("Eligible Directors") receive an annual fee of $5,000 and a fee of $1,000 for each Board of Directors meeting attended, a fee of $500 for each Board of Director meeting held via conference call, and a fee of $250 for each conference call to approve earnings release and are reimbursed for their expenses. Employees who are Directors are not entitled to any compensation for their service as a Director. Eligible Directors are also entitled to receive grants of options under the Company's 1997 Directors Stock Option Plan (the "Directors Plan"). During Fiscal 2002, each Eligible Director received a grant of an option to purchase 10,000 shares of Common Stock. The exercise price for such shares was equal to the closing sale price of the Common Stock as reported on the Nasdaq on the date of grant. As of the record date, options to purchase 134,000 shares of Common Stock are outstanding under the Directors Plan at an exercise prices ranging from $1.625 per share to $9.00 per share.

EMPLOYMENT AGREEMENTS

     The Company has entered into separate employment agreements, with each of Messrs. Johnson, Judd, Zielke and Syvarth, dated as of June 12, 2002, respectively, providing for the employment of such individuals as Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer, respectively. The agreements were amended as of March 22, 2002. Each employment agreement provides that the officer shall devote substantially all of his professional time to the business of the Company. As amended, the agreements provide for annual base salaries of $246,750 for Mr. Johnson, $194,250 for Mr. Judd, $231,000 for Mr. Zielke, and $150,000 for Mr. Syvarth, subject to increases as determined by the Board of Directors. Each agreement, as amended, terminates in June 2003 with an option by the Company to extend the term for an additional one-year period and contains non-competition and non-solicitation provisions. Messrs. Thompson and Hager have also entered into non-competition, confidentiality and non-solicitation agreements with the Company.

JOINT REPORT BY THE COMPENSATION COMMITTEE AND THE STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee determines the cash and other incentive compensation (with the exception of stock options which are granted by the Stock Option Committee), if any, to be paid to the Company's executive officers and key employees. Messrs. Thompson, Hartnett and Hall, independent Directors of the Company, serve as members of the Compensation Committee and Messrs. Thompson, Hartnett and Hager, non-employee directors of the Company, serve as members of the Stock Option Committee and are "non-employee directors" (within the meaning of Rule 16b-3 under the Act). During fiscal 2002, there was one meeting of the Compensation Committee, and one meeting of the Stock Option Committee.

COMPENSATION PHILOSOPHY

     The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. It is the philosophy of the Compensation Committee in tandem with the Stock Option Committee to provide officers with the opportunity to realize potentially significant financial gains through the grants of stock options. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. However, the decision to ultimately grant stock options is based primarily on the criteria set forth under "Stock Option Plan" below.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan qualifies as "performance-based compensation." Accordingly, the Company has not established a policy with respect to Section 162(m) of the Code because the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

SALARIES

     Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, food service and management experience, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, as defined herein. Such companies are comparable in that they are fast-growth companies in the casual dining segment of the restaurant industry. The Company believes salaries for its officers are average as compared to the companies reviewed. Annual salary adjustments are determined in descending level of importance by (i) evaluating the financial results achieved by the Company, which includes revenues, earnings, unit growth and profit margins of the Company, (ii) the performance of the executive particularly with respect to the ability to manage growth and profitability of the Company, (iii) the length of the executive's service to the Company and (iv) any increased responsibilities assumed by the executive. There are no restrictions on salary adjustments of the Company. The Company has employment agreements with Messrs. Johnson, Judd, Zielke, and Syvarth which set the base salaries for such individuals. These base salaries are based on and are reviewed annually in accordance with the factors described in this paragraph and the terms of the employment agreements. See "Summary Compensation Table -- Employment Agreements."

ANNUAL BONUSES

     The Company does not currently have a formal bonus plan for its executives. However, bonuses were paid to executives for the 2002 fiscal year as set forth on the Summary Compensation Table. The Company may in the future adopt an executive bonus plan. As indicated under "Stock Option Plan" below, the Company has granted options to the Named Executive Officers in part to reward their performance.

     It is the philosophy of the Stock Option Committee to tie a significant portion of an executives' total opportunity for financial gain to increases in stockholder value, thereby aligning the long-term interests of the stockholders with the executives and to retain such key employees. All salaried employees, including executives and part-time employees, of the Company and its subsidiaries, are eligible for grants of stock options pursuant to the Plan.

CHIEF EXECUTIVE OFFICER

     In setting fiscal 2002 salary and stock option award levels for Mr. Johnson, the Compensation Committee and the Stock Option Committee focused upon the policies described above. Based on a review of comparable companies, Mr. Johnson's salary was set at $246,750. A bonus was paid to him for fiscal year 2002.

STOCK OPTION PLAN

     Pursuant to the Plan, both incentive and non-qualified options may be granted to key employees of the Company, or with respect to incentive options, to any employees of, any subsidiary in which the Company owns more than 50% of the total combined voting power of all classes of stock, including part-time employees. As of the Record Date, options to purchase 953,717 shares of the Company's Common Stock were outstanding under the Plan and 582,840 shares remained available for the grant of options under the Plan. Approximately 3,400 employees are currently eligible to participate under the Plan since the Plan allows grants to full-time and part-time employees of the Company and its subsidiaries.

     The Plan is administered by the Stock Option Committee, consisting of not less than three members of the Board of Directors of the Company who are not eligible to participate in the Plan. The members of the Stock Option Committee are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. The Stock Option Committee selects the key employees who will be granted options under the Plan and, subject to the provisions of the Plan, determines the terms and conditions and number of shares of Common Stock subject to each option. The Stock Option Committee also makes any other determinations necessary or advisable for the administration of the Plan. Determinations by the Stock Option Committee are final and conclusive. Grants of options and other decisions of the Stock Option Committee are not required to be made on a uniform basis. The Plan will terminate on July 17, 2007, but may be terminated by the Board of Directors at any time before that date.

     Upon the grant of an option to a key employee, the Stock Option Committee will fix the number of shares of Common Stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased. The option price for incentive stock options shall not be less than 100% of the "fair market value" of the shares of Common Stock at the time the option is granted; provided, however, that with respect to an incentive stock option in the case of an optionee, who, at the time such option is granted, owns more than 10% of the voting stock of the Company or its subsidiaries, the purchase price per share shall be at least 110% of the fair market value. The option price for non-qualified options shall not be less than 75% of the fair market value at the time the option is granted. To date, the Company has not granted an option to any individual at a purchase price below fair market value. "Fair market value" is deemed to be the closing sales price of Common Stock on such date as Nasdaq or, if the Common Stock is not listed on Nasdaq, in the principal market in which the Common Stock is traded.

       Compensation Committee:    Dennis L. Thompson
                                  Stephen P. Hartnett
                                  C. Wells Hall, III

       Stock Option Committee:    Dennis L. Thompson
                                  Stephen P. Hartnett
                                  Thomas A. Hager

COMPENSATION COMMITTEE INTERLOCKS

     The Compensation Committee consists of Messrs. Thompson, Hartnett and Hall. Four Directors, Stephen P. Hartnett, E. Gene Street, John D. Harkey, Jr. and Dennis L. Thompson were parties to transactions with the Company which require disclosure under Item 402(j) of Regulation S-K. See Certain Relationships And Related Transactions below.

COMMON STOCK PERFORMANCE

     The following graph compares the total return on the Company's Common Stock from December 31, 1997 to December 31, 2002, the total returns of the Standard & Poor's Mid-Cap 400 Index and the Standard & Poor's Restaurant Industry Index (the "Peer Group").

                           COMPARISON OF TOTAL RETURN
                   FROM DECEMBER 31, 1997 TO DECEMBER 31, 2002
                                     AMONG
                      TOTAL ENTERTAINMENT RESTAURANT CORP.,
           THE STANDARD & POOR'S MID-CAP 400 INDEX AND THE PEER GROUP




                              [PERFORMANCE GRAPH]



                                     BASE
                                    PERIOD
        COMPANY/INDEX NAME         12/31/97   12/29/98   12/28/99  12/26/00  12/25/01  12/31/02
        ------------------         --------   --------   --------  --------  --------  --------
Total Entertainment
Restaurant Corp. . . . . . . . .   $100.00      62.50      37.50     31.24     67.78    186.66
S&P Restaurant Index . . . . . .   $100.00     156.71     159.65    143.13    128.97    127.46
S&P Midcap 400 Index . . . . . .   $100.00     124.89     153.75    176.02    162.40    138.61

     Assumes $100 invested on December 31, 1997 in the Company's Common Stock, the Standard & Poor's Mid-Cap 400 Index and the Peer Group. The calculations in the table were made on a dividends reinvested basis.

     There can be no assurance that the Company's Common Stock performance will continue with the same or similar trends depicted in the above graph.

        PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP as the Company's independent auditors for the fiscal year ending December 30, 2003. Although the selection of independent auditors does not require ratification, the Board of Directors has directed that the appointment of KPMG LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of KPMG LLP as the Company's independent auditors, the Board of Directors will consider the appointment of other certified public accountants. A representative of KPMG LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. Broker "non-votes" are not included in the tabulation of the voting results and therefore, do not have the effect of votes in opposition in such tabulations. An abstention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against a matter since it is one less vote for approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 30, 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RESTAURANT LEASES

     The Company leases two of its restaurant locations from limited partnerships controlled by Stephen P. Hartnett, a Co-Chairman of the Board of the Company. The total rent expense paid to the limited partnerships for the College Station, Texas location for the fiscal year ended December 31, 2002 was $70,937. The annual rent expense paid to the limited partnerships for the Dallas (Midway), Texas location for the fiscal year ended December 31, 2002 was $209,783.

     The Company's restaurant in Littleton, Colorado, which opened during July 2002, is owned 51% by us and 24.5% each by Gary Judd and James Zielke, our officers and directors. This ownership structure was adopted in response to local liquor license regulations in Jefferson County, Colorado. Because of such arrangement and significant restrictions upon the transferability of the shares of the Littleton restaurant, the Company will have the financial benefits and risks of operating the restaurant, and Messrs. Judd and Zielke will be unable to derive any financial benefit from this agreement.

     In February 2002, the Company purchased the assets of a seafood restaurant in Richmond, Virginia, from BMR Restaurants, LLC ("BMR"), which has been converted to a Bailey's restaurant. The Company's Co-Chairman, Dennis L. Thompson, is the manager of BMR. Mr. Thompson and his wife collectively own 82.6% of BMR, which had owned the restaurant assets for more than two years. The Company paid a total of $300,000 for these assets, which included a real estate lease, leasehold improvements, furniture and equipment. The price was based on the parties' estimates of market rates for leasehold rents and equivalent property and is believed to be equivalent to the price that would have been paid in an arm's length transaction with an unaffiliated party.

     In April 2000 and February 2001, the Company invested an aggregate of $200,000 for limited partnership interests in limited partnerships formed to develop and operate Cool River Restaurants. John D. Harkey, Jr. and E. Gene Street, two members of the Company's board of directors, and Stephen P. Hartnett, Co-Chairman, are the majority owners of the managing general partner of these partnerships, Cracken, Harkey, Street & Hartnett, L.LC. In June 2002, the Company was refunded $100,000 of its original investment in exchange for rights to one of the related limited partnership interests.

                              STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 19, 2003. Management of the Company is allowed to use its discretionary proxy voting authority in connection with any stockholder proposal received by the Company after February 26, 2004 intended for presentation from the floor at the next Annual Meeting of Stockholders.

                                  OTHER MATTERS

     So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

                                  ANNUAL REPORT

     All stockholders of record as of April 1, 2003 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 31, 2002. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2002.

                                              By Order of the Company,

                                              /s/ James K. Zielke

                                              JAMES K. ZIELKE
                                              SECRETARY

Wichita, Kansas
Dated: April 15,2003

The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefore to James K. Zielke, C.F.O., Total Entertainment Restaurant Corp., 9300 East Central Avenue, Suite 100, Wichita, Kansas 67206.

This Proxy Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. Our actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to, potential increases in food, alcohol, labor, and other operating costs, changes in competition, the inability to find suitable new locations, changes in consumer preferences or spending patterns, changes in demographic trends, the effectiveness of our operating and growth initiatives and promotional efforts, and changes in government regulation. Further information about the factors that might affect the Company's financial and other results are included in the Company's 10-K and 10-Q, filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                            ^ FOLD AND DETACH HERE ^
--------------------------------------------------------------------------------

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of Total Entertainment Restaurant Corp., a Delaware corporation (the "Company"), does hereby appoint Dennis L. Thompson and Stephen P. Hartnett and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting of Stockholders of the Company to be held at Fox and Hound Smokehouse & Tavern, 12802 Gulf Freeway, Houston, TX 77034, on Wednesday, May 14, 2003 at 11:00 a.m. local time, or at any adjournment or adjournments thereof.

     The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS: The election of the following directors:
   James K. Zielke, E. Gene Street and C. Wells Hall III, to serve until the 2006 annual meeting of stockholders and until their successors have been duly elected and qualified.

         / / FOR                      / / WITHHOLD AUTHORITY to vote for any
                                          nominee(s), print names(s) below

                                          --------------------------------------

2. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 30, 2003.

        / /  FOR               / /  AGAINST           / /  ABSTAIN

3. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

           (CONTINUED AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE)

                            ^ FOLD AND DETACH HERE ^
--------------------------------------------------------------------------------



(CONTINUED FROM OTHER SIDE)
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES AS DIRECTORS, AND TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.


                            The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 15, 2003, and a copy of the Company's Annual Report for the fiscal year ended December 31, 2002.

                            DATED:                                        , 2003
                                  ----------------------------------------

                                                                         ,(L.S.)
                            ---------------------------------------------

                                                                         ,(L.S.)
                            ---------------------------------------------
                                               Signature(s)

NOTE:Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.